Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 13, 2020, is between Document Security Systems, Inc., a New York corporation (the “Company”), and Frank D. Heuszel, a resident of the State of Texas, having a mailing address of 20611 Prince Creek Dr., Katy, Texas 77450 (“Executive”).

WHEREAS, the Company desires to retain the services of Executive to serve as its chief executive officer (the “CEO”);

WHEREAS, the Executive is willing to serve the Company upon the terms, and subject to the conditions in the Agreement;

WHEREAS, the Executive and the Company entered into an employment agreement (the “Original Agreement”) regarding the Executive’s employment with the Company on August 27, 2019 and the Original Agreement expired on July 15, 2020;

WHEREAS, the Executive and Company intend to document and memorialize the new terms and conditions of the Executive’s employment with the Company in this agreement;

NOW, THEREFORE, in consideration of the premises stated above and the mutual covenants contained in this agreement, the parties hereby agree as follows:

1.	Employment; Termination of Employment.

	a)	Nothing contained herein shall be deemed to limit, revise or otherwise modify the commencement of the dates and timing set forth in the Original Agreement and its amendment for purposes of the vesting of any equity and/or benefits as contemplated herein. The terms of the Original Agreement shall extend to December 31, 2020 pursuant to the amendment to the Original Agreement.

	b)	Company shall employ Executive as the chief executive officer or CEO, and as such, he will report to the Company’s Board of Directors and Mr. Heng Fai Ambrose Chan, the chairman of the Board of Directors. Executive shall have such duties and responsibilities as are customarily associated with such position and assigned to him by the Board of Directors. Executive shall at all times report to and be managed under the Board of Directors and have the authority as delegated to him by the Board of Directors, which authority shall be sufficient to perform his duties hereunder. The Executive shall be a full-time employee and shall devote his best efforts to the foregoing. This Agreement shall commence on January 1, 2021 (the “Effective Date”) and shall expire on December 31, 2023. The term that Executive is employed by the Company is referred to herein as the “Employment Term.” From December 31, 2023, the Employment Term shall automatically extend on a monthly basis unless the Executive’s employment with the Company is otherwise terminated or amended.

c)	If the Company terminates this Agreement without “Cause” as defined below in Section 8 or Executive terminates this Agreement without “Good Reason” as defined below, the terminating party shall give the other party at least ninety (90) days of advance notice. If the Company terminates this employment arrangement as set forth in the Agreement with “Cause,” no advance notice of termination shall be required.

Upon termination of this Agreement, Executive shall be entitled to the following, provided that Executive signs and delivers a General Release with the terms set forth in the form annexed hereto as Exhibit A, i) the prorated salary until the date of termination, ii) any accrued benefits until termination under the employee benefit plan as described in Section 4(c), and iii) reimbursement of expenses incurred prior to the termination as set forth in Section 4(b). Upon termination of this Agreement, Executive shall not be entitled to receive payments in any kind for the accrued but unused vacation time and any stock bonus as set forth in Section 3 for the year, during which the termination occurs, and the years thereafter.

d)	Notwithstanding the foregoing, nothing herein shall be construed as a promise, an agreement by or obligation of the Company to continue to employ Executive at any time.

e)	The Executive shall devote his full business time, labor, skill and energy to the business and affairs of the Company and to performing his duties and responsibilities to the Company. The Executive shall perform his duties and responsibilities to the Company diligently, competently, faithfully, and to the best of his ability. For the purposes hereof, Executive understands and agrees that travel, including international travel, will comprise a material component of the Executive’s duties. The Executive shall perform his duties at the Company’s principal business office or such other location as may be approved and requested by the Board of Directors. Notwithstanding the foregoing, the Board of Directors acknowledges and allows Executive to continue practicing law in the jurisdictions where he is licensed primarily for pro bono purposes so long as Executive’s legal practice does not adversely affect his time, efforts and attention to the Company’s business and affairs and neither creates any conflicts of interest with respect to the Company.

f)	The Company shall indemnify and hold harmless the Executive to the maximum extent permissible under the Company’s bylaws, as amended and restated from time to time, the laws of the State of New York and the laws of the State of Texas for any liabilities based on any transactions or events occurring in the course of the Company’s business and within the scope of the Executive’s duties and shall provide Directors & Officers Insurance covering the Executive with respect to all such liabilities or claims.

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2.	Compensation: Base Salary.

As compensation for his services, the Company shall pay the Executive a salary in the gross amount of two hundred and sixty thousand dollars ($260,000) less deductions applicable to salaries and wages. The Company will pay the Executive’s salary by check or authorized electronic bank deposit in 24 equal semi-monthly installments each year, unless more frequent installments are required by applicable law, in which case installments will be paid more frequently. All payments made under this Agreement shall be made subject to applicable tax withholdings and other withholdings required by applicable law.

3.	Stock Bonus.

	a)	In addition to his base salary, the Executive is eligible for the Company’s performance stock bonus plan under The Document Security Systems, Inc. 2020 Employee, Director and Consultant Equity Incentive Plan (the “2020 Plan”) and Executive’s annual stock bonus (“Stock Bonus”) is subject to the cap of his annual salary as set forth in Section 2. The shares of Stock Bonus to be granted to Executive shall be administered and issued pursuant to the terms and conditions of the 2020 Plan and in reliance on the registration statement on Form S-8 (file number 333-235745) dated December 30, 2019 and will be free trading if such shares of Stock Bonus meet all of the requirements of the applicable securities laws, including the Securities Exchange Act of 1934, as amended.

	b)	The Stock Bonus shall be calculated based on the data in the Company’s audited annual financial statements and the value of the Stock Bonus (the “Stock Bonus Value”) shall be the sum of:

		i)	1% of Gross Revenue Growth during a certain fiscal year, except that such Gross Revenue Growth shall be deemed zero for the purposes of this calculation if the Gross Revenue Growth rate is less than 10%; and

		ii)	3% of Net Profit Growth during the same fiscal year, except that such Net Profit Growth shall be deemed zero for the purposes of this calculation if the Net Profit Growth rate is less than 10%.

The calculation, administration and payment of the Stock Bonus will be determined and paid annually and shall be payable within forty-five (45) days after the audited annual financial statements become available.

c)	The Stock Bonus Value shall be priced at the volume weighted average price (the “VWAP”) of the Company’s common stock for a period of ten (10) trading days immediately preceding the issuance of the Stock Bonus. The VWAP of the Company’s common stock shall refer to the price reported by the principal trading market where the Company’s common stock is then traded, or another reliable source as the Company and Executive mutually agree, such as Bloomberg L.P.

d)	Definitions.

(a) Gross Revenue Growth shall mean the increase or decrease in the actual sales revenue of the Company on a consolidated basis, year over year, (in accordance with generally accepted accounting principles, or GAAP) for the three fiscal years ending December 31, 2021, December 31, 2022 and December 31, 2023.

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For clarification purposes and for example only,

If the gross revenues of the Company is as follows:

Period 1: January 1, 2020 through December 31, 2020 = $30,000,000

Period 2: January 1, 2021 through December 31, 2021 = $40,000,000

Calculation would be:

● (Period 2 minus Period 1) x 1%, or ($40,000,000 - $30,000,000) x.01 = $100,000.

Therefore, Stock Bonus Value for the year of 2021 associated with Gross Revenue Growth = $100,000.

However, if the gross revenues of the Company is as follows:

Period 1: January 1, 2020 through December 31, 2020 = $30,000,000

Period 2: January 1, 2021 through December 31, 2021 = $32,000,000

The Gross Revenue Growth rate would be (Period 2 minus Period 1)/ Period 1= 6.67%

Because in this example the Gross Revenue Growth rate (6.67%) was less than 10%, Stock Bonus Value for the year of 2021 associated with Gross Revenue Growth would be zero (0).

(b) Net Profit Growth shall mean the change in Net Income before income taxes (plus intangible asset amortization) of the Company on a consolidated basis, year over year, (in accordance with generally accepted accounting principles, or GAAP) for the three fiscal years ending December 31, 2021, December 31, 2022 and December 31, 2023.

For clarification purposes and for example only,

If the Net Income of the Company is as follows:

Period 1: January 1, 2020 through December 31, 2020 = $2,000,000

Period 2: January 1, 2021 through December 31, 2021 = $3,000,000

Calculation would be:

● (Period 2 minus Period 1) x 3%, or ($3,000,000 - $2,000,000) x.03 = $30,000.

Therefore, Stock Bonus Value for the year of 2021 associated with Net Profit Growth = $30,000.

However, if the Net Income of the Company is as follows:

Period 1: January 1, 2020 through December 31, 2020 = $2,000,000

Period 2: January 1, 2021 through December 31, 2021 = $2,100,000

The Net Profit Growth rate would be (Period 2 minus Period 1)/ Period 1=5%

Because in this example the Net Profit Growth rate (5%) was less than 10%, Stock Bonus Value for the year of 2021 associated with Net Profit Growth would be zero (0).

e)	All grants of equity contemplated herein, including, but not limited to, any grant of equity in lieu of cash owed or Stock Bonus, shall be made subject to applicable tax withholdings and other withholdings required by applicable law; provided, however, that the Company may make or withhold any such tax payments on behalf of the Executive. The Executive is responsible for his individual tax liabilities.

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f)	The Executive shall have the election right to have the Stock Bonus to be paid to him in cash, the Company’s common stock or a combination of both, subject to the conditions below in this Section 3 (f). Within fourteen (14) days from when the Company notifies the Executive of his Stock Bonus Value for a certain year, the Executive may inform the Company’s chief financial officer or the proper officer in writing about the percentage or amount of cash (the “Stock Bonus Cash Election”) he chooses to receive with respect to his Stock Bonus of that year. If the Executive fails to inform the Company of his Stock Bonus Cash Election in the manner set forth herein, the Company shall pay all the Stock Bonus in the Company’s common stock to Executive, calculated based on the method described above in Section 3.

4.	Benefits.

	a)	Vacation Time. The Executive shall be entitled to four (4) weeks paid vacation time per annum; provided, however, Executive shall not be able to take vacation time at any time that would materially interfere with the business or operations of the Company and unused vacation time during a year may not be rolled over into the next year or paid in cash or any other kind and therefore shall be forfeited without any compensation. Other terms of the Executive’s vacation shall be subject to the Company’s vacation policy, which may be amended from time to time.

	b)	Reimbursement for Expenses. The Company shall promptly reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in accordance with his duties and responsibilities hereunder, including, without limitation, cell phone, internet and data usage, facsimile, home and office internet, travel, car allowance, lodging, mileage, business-related entertainment, and other customary charges incurred by Executive on behalf of the Company in the performance of his duties hereunder, upon the presentation by the Executive of appropriate evidence and documentation of the incurrence thereof in accordance with the Company’s policies from time to time in effect.

	c)	Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Employee Benefit Plans include without limitation the Company’s healthcare coverage and 401(k) plan. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

	d)	Reserved.

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5.	Restrictions Respecting Confidential Information, Non-Competition, etc.

	a)	Acknowledgment of Executive. The Executive acknowledges and agrees that by virtue of the Executive’s position and involvement with the business and affairs of the Company, the Executive will develop substantial expertise and knowledge with respect to all aspects of the business, affairs and operations of the Company and will have access to all significant aspects of the business and operations of the Company and to confidential and proprietary information of the Company. As such, the Executive acknowledges and agrees that the Company would be damaged if the Executive were to breach or threaten to breach any of the provisions of this Section 5 or if the Executive were to disclose or make unauthorized use of confidential and proprietary information of the Company or otherwise engage in the activities prohibited by this Section 5. Accordingly, the Executive expressly acknowledges and agrees that the Executive is knowingly and voluntarily entering into this Agreement, and that the terms, provisions and conditions of this Section 5 are fair and reasonable and necessary to adequately protect the Company and its business.

	b)	Reserved.

	c)	Non-Compete. During the Employment Term and for six (6) months after the Executive ceases to be employed by the Company for any reason, Executive shall not, directly or indirectly in the regions where the Company conducts its business: (i) manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become interested in (whether as an owner, stockholder, member, partner, lender, consultant, executive, officer, director, agent supplier, distributor or otherwise) any business offering products or services that are directly competitive with the products or services offered by the Company or any of its subsidiaries or affiliates during the last six (6) months of Executive’s employment with the Company (or, if employed for less than six months, at any time during Executive’s employment with the Company); or (ii) induce or influence any person that has a business relationship with the Company or any of its subsidiaries or affiliates with whom the Executive had material contact during the last six (6) months of the Executive’s employment with the Company (or, if employed for less than six months, at any time during Executive’s employment with the Company) to discontinue or reduce the extent of such relationship. For purposes of this Agreement, the Executive shall be deemed to be directly or indirectly interested in a business if he is engaged in that business as a stockholder, director, officer, executive, agent, member, partner, individual proprietor, consultant, advisor or otherwise, but not if Executive’s interest is limited solely to the ownership of not more than 1% of the securities of any class of equity securities of a corporation or other entity whose shares are listed or admitted to trade on a national securities exchange or are quoted on the Over the Counter Bulletin Board or similar public trading system.

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d)	No Solicitation. During the Employment Term and for twelve (12) months after Executive ceases to be employed by the Company for any reason, Executive shall not, directly or indirectly, solicit to employ, or employ for himself or others, any employee of the Company, or any subsidiary or affiliate of the Company, who was an officer, director or employee of, or consultant or advisor to, the Company, or any subsidiary or affiliate of the Company, as of the date of the termination of Executive’s employment with the Company or during the preceding six (6) month period, or solicit any such person to leave such person’s position or join the employ of, or act in a similar capacity with, another, then or at a later time. During the Employment Term and for twelve (12) months after Executive ceases to be employed by the Company for any reason, Executive shall not solicit or take away business opportunities or clients of the Company or any subsidiary or affiliate of the Company, without the Company’s prior written permission.

e)	No Limitation. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

f)	Interpretation of Restrictions. The Executive acknowledges that the type and periods of restriction imposed by this Section 5 are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and are given as an integral part of the transactions contemplated hereby. If any of the covenants in this Section 5, or any part hereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein, which shall be given full effect, without regard to the invalid portions. In the event that any covenant contained in this Agreement shall be determined to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

g)	Severability of Covenants. Executive acknowledges and agrees that the provisions of this Section 5 are reasonable and valid in all respects. If any tribunal of the proper jurisdiction determines that any of the provisions of this Section 5, or any part thereof, is invalid or unenforceable because of the duration or scope of such provision, such tribunal shall modify any such unenforceable provision as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law; and/or if any particular provision herein shall be adjudicated to be prohibited, invalid or unenforceable, such that it cannot be amended to be enforceable, then such provision shall be deemed null and void, but shall not invalidate or render unenforceable any other provision contained within this Agreement, and the remainder of this Agreement shall be deemed and remain fully valid and enforceable.

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6.	Binding Effect. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Executive and Company and any successor-in-interest to any of them.

7.	Arbitration.

	a)	Any dispute involving Executive’s employment with Company, any of the terms or conditions of Executive’s employment with Company, or the interpretation or application of this Agreement shall be resolved by final and binding arbitration before one arbitrator designated by the American Arbitration Association, pursuant to the then prevailing rules of the AAA for the resolution of employment disputes, in New York, New York, whose decision shall be final and binding and subject to confirmation in a court of competent jurisdiction in which the prevailing party may be awarded reimbursement of the arbitration filing fees and fees of the arbitrator. The proceedings shall be conducted in English. Any evidence shall be translated into English at the expense of the party offering the evidence and the costs of translation shall be recoverable as a cost by a prevailing party. The arbitrator shall have authority to grant injunctive relief, including a temporary restraining order or preliminary injunction, to the extent permitted by the AAA rules.

	b)	The parties agree that legal process for purposes of arbitration or any legal proceedings may be served upon any party, anywhere in world, by means of: (a) U.S. First Class Mail or its equivalent; or (b) courier, such as Federal Express, or (c) electronic mail; or (d) any means provided for under AAA rules.

	c)	The Executive cannot participate in a representative capacity or as a member of any class of claims pertaining to any claim subject to the arbitration provision in this Agreement. There is no right or authority for any claims subject to this arbitration policy to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either the Executive or the Company may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.

8.	Definitions of “Cause” and “Good Reason.”

	a)	Definition of “Cause.” For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the repeated and demonstrated material failure of the Executive to substantially carry out the reasonable instructions of the Board of Directors, provided such instructions reasonably relate to and are not inconsistent with Executive’s management position and standing, which such conduct is not cured within fifteen (15) days after receipt of written notice thereof by Executive from the Company; (ii) the material breach by Executive of any of the terms or provisions of this Agreement or any other agreement between Executive, on one hand, and the Company, on the other hand, on the part of Executive to be observed or performed, which failure or breach is not cured within ten (10) days after receipt of written notice thereof by the Executive from the Company, (iii) Executive’s knowing and willful neglect or refusal for any reason to attend to the Executive’s material duties and responsibilities under this Agreement which such conduct is not cured within fifteen (15) days after receipt of written notice thereof by Executive from the Company; (iv) any criminal liability of the Company which was substantially caused by the conduct of the Executive; (v) the Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction of an act of fraud, embezzlement or willful breach of fiduciary duty to the Company, or any crime constituting a felony.

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	b)	Definition of “Good Reason.” For purposes of this Agreement, the term “Good Reason” for the Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material and continuing diminution in the Executive’s authority, duties or responsibilities under this Agreement relative to his authority, duties or responsibilities in effect immediately prior to such reduction; (ii) a material diminution by the Company of the Executive’s base salary as initially set forth herein or as the same may be increased from time to time; or (iii) any other action or inaction that constitutes a material breach by the Company or any successor or Affiliate of its obligations to the Executive under this Agreement; provided, however, that such termination by the Executive shall only be deemed for Good Reason only if: (x) the Executive gives the Company written notice of the intent to terminate for Good Reason within forty-five (45) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (y) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (z) the Executive terminates his employment within thirty (30) days following the end of the Cure Period.

9.	Miscellaneous.

	a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard or reference to its principles of conflicts of laws. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York, or the United States District Court for the Southern District of New York, with respect to any non-arbitrable claim, suit, action or proceeding arising out of or relating to this Agreement and with respect to any action to enforce the terms of the arbitration clause herein. Each of the parties unconditionally and irrevocably waives any right to contest the venue of said courts or to claim that said courts constitute an inconvenient forum. Each of the parties unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement.

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b)	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original hereof, but all of which together shall constitute one and the same instrument and facsimile signatures delivered by e-mail transmission shall be treated as originals.

c)	This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit here from absent the express written consent of the party to be charged with such reliance or benefit. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, with respect to any and all earned but unpaid bonuses, salary or any other forms of equity contemplated herein or any other sums due to the Executive (whether through Executive’s performance or by acceleration), in the event Executive dies before the Company has delivered any such payments (or other forms of consideration, including vested options or any other forms of equity) to Executive, the Company covenants and agrees that any such payments or other forms of consideration (including vested options and equity) shall be paid and delivered to Executive’s heirs, executives, administrators, personal representatives, successors, and permitted assigns as the case may be.

d)	This Agreement may not be orally modified. This Agreement can be modified only by a written document, signed by Executive and the Company.

e)	The parties acknowledge that they have not relied on any representation, promise, or agreement of any kind, oral or written, made to either of them in connection with their decisions to accept this Agreement, except for those set forth in this Agreement.

f)	This Agreement contains the entire agreement of the parties hereto concerning the subject matter contained herein and supersedes any other prior written, or oral, agreements between them. There are no representations, agreements, arrangements or understandings between the parties hereto concerning the subject matter of this Agreement, whether oral or written, which are not fully expressed or referenced in the Agreements, and no unexecuted drafts of this Agreement or any notes, memoranda or other writings pertaining hereto shall be used to interpret any of the provisions of this Agreement.

g)	The Executive represents and warrants that the Executive has read this Agreement and understands that this is an important legal document. The Executive hereby represents and warrants that the Executive has been advised of his right to seek independent legal counsel in connection with the negotiation and execution of this Agreement and that the Executive has either retained and has been represented by such legal counsel or has knowingly and voluntarily waived his right to such legal counsel and desires to enter into this Agreement without the benefit of independent legal representation

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have set their hands hereto on the date first above written:

DOCUMENT SECURITY SYSTEMS, INC.

/s/ Heng Fai Ambrose Chan	11/13/2020
(Signature)	(Date)

Chairman
(Title)

Heng Fai Ambrose Chan
(Print name)

EXECUTIVE

/s/ Frank Heuszel	10/26/2020
(Signature)	(Date)

Frank Heuszel
(Print name)

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Employment Agreement made effective as of ___ , ___ (the “Employment Agreement”), to which this form is attached, I, ___________________, hereby furnish Document Security Systems, Inc. (the “Company”), with the following release and waiver (this “Release”). Any capitalized term used but not defined in this Release will have the meaning ascribed to such term in the Employment Agreement.

In exchange for the consideration provided to me by Section 2 of the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its Affiliates and their respective directors, officers, employees, shareholders, partners, agents, attorneys, representatives, insurers, predecessors, successors and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release, except claims that the law does not permit me to waive by signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all foreign, federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Fair Employment and Housing Act or any comparable Canadian statute.

Notwithstanding the foregoing, nothing in this Release shall constitute a release by me of any claims or damages based on any right I may have to enforce the Company’s executory obligations under the Employment Agreement, or my eligibility for indemnification under applicable law, Company governance documents or under any applicable insurance policy with respect to my liability as an employee or officer of the Company, or my rights pursuant to my stock awards (including any stock options, restricted stock or other awards granted to me by Parent) pursuant to their terms.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release is executed; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release (although I may choose voluntarily to execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke my consent to this Release; and (e) this Release shall not be effective until the seven (7) day revocation period has expired.

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I acknowledge my continuing obligations under my Employment Agreement with the Company. Pursuant to my Employment Agreement, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company or its Affiliates and I must promptly return all property and documents (including all embodiments of proprietary information) of the Company and its Affiliates and all copies thereof in my possession or control. I understand and agree that my right to the payments I am receiving in exchange for my agreement to the terms of this Release is contingent upon my continued compliance with my Employment Agreement.

This Release covers both claims that I know about or suspect, as well as those I do not know about or suspect. I expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown and unsuspected claims, including, without limitation, § 1542 of the Civil Code of the State of California, and any other similar foreign, state, provincial or local laws, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by or on behalf of the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
[NAME OF EMPLOYEE]

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